EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

PURPOSE

It is the policy of Charles River Laboratories International, Inc., its subsidiaries, and affiliates (together, the “Company” or “Charles River”) that it will comply with all applicable laws and regulations in conducting its business, without exception. All employees, directors, and officers of the Company are expected to abide by this policy. When carrying out Company business, employees, officers, and directors must avoid any activity that violates applicable laws or regulations. To avoid even an appearance of impropriety, the Company’s directors, officers, and certain other employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 (“Rule 10b5-1 Plan”) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), the entry into amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations, as described below

SCOPE
This policy applies to all directors, officers, and employees of Charles River Laboratories International, Inc. (and its affiliates and subsidiaries), and to other people who gain access to that information. The prohibition applies to both domestic and international employees of the Company and its subsidiaries. Because of their access to confidential information on a regular basis, Company policy subjects its directors, corporate officers, employees at the level of Vice President or higher, and certain other employees (the “Window Group”) to additional restrictions on trading in the Company securities. The restrictions for the Window Group are discussed in the Guidelines section below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time, as discussed in in the Event- Specific Trading Restriction Periods section below.

POLICY

THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

General Rule
The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.
All employees, officers, and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee, director, or officer of a company knows material non-public financial information, the individual is prohibited from buying or selling stock in the company until the information has been disclosed to the public. This is because the employee, director, or officer knows information that will probably cause the stock price to change, and it would be unfair for the employee, director, or officer to have an advantage (knowledge that the stock price will change) that the rest of the investing public does not have. In fact, it is more than unfair. It is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
The general rule can be stated as follows: It is a violation of the U.S. federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”.) In that case, they may both be held liable.

The Securities and Exchange Commission (the “SEC”), the stock exchanges, and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines per violation up to $5 million and imprisonment up to twenty years, in addition to civil penalties (up to three times the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1 million-or three-times profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers, or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company securities, it is a fraud against members of the investing public and against the Company.

Other Companies' Stocks

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

Employees, officers, and directors who learn material information about suppliers, customers, or competitors through their work at the Company should keep it confidential and not buy or sell stock in such companies until the information becomes public. Employees, officers, and directors should not give tips about such stocks.

Trading in Options

The insider trading prohibition also applies to trading in options, such as put and call options. Options trading is highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly when the trading occurs before a Company announcement or major event. It is difficult for an employee, officer, or director to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading by one or more employees, officers, or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees, officers, and directors from trading in options on the Company stock. This policy does not pertain to employee stock options granted by the Company, such as employee or director compensatory stock options (“employee stock options”) which cannot be traded to any extent.

Margin Accounts and Pledged Securities

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because such a sale or foreclosure sale may occur at a time when an employee, director, or officer has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees, officers and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. (Pledges of Company securities arising from certain types of hedging transactions are governed by the paragraph below entitled “Hedging Transactions.”)

Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit an employee, director, or officer to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

rewards of ownership. When that occurs, the employee, director, or officer may no longer have the same objectives as the Company’s other shareholders. Therefore, the employee, director, or officer is prohibited from engaging in any such transactions.

Guidelines

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it.

2.Trading in the Company’s Securities. No employee, director, or officer should place a purchase or sale order or recommend that another person place a purchase or sale order in the Company’s securities, when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock and convertible securities. The exercise of employee stock options is not subject to this policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee, officer, or director who is in possession of material inside information; accordingly, stock options may not be exercised pursuant to a net exercise program involving a broker or other third party and that is designed to cover the exercise price, withholding tax, and other related costs.

3.Avoid Speculation. Investing in the Company’s Common Stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee, officer, or director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees, officers, or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Charles River culture.

4.Trading in Other Securities. No employee, director, or officer should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation if the employee, director, or officer learns during his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee, officer, or director learned through Company sources that the Company intended to purchase assets from a company, and then bought or sold stock in that other company because of the likely increase or decrease in the value of its securities.

5.Employee Stock Purchase Plan. Employees are permitted to purchase Company Common Stock pursuant to the Employee Stock Purchase Plan (ESPP) provided that the election to participate in the ESPP is made when not in possession of material inside information or, for members of the Window

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

Group (as defined below), during a Window (as defined below).

6.Restrictions on the Window Group. The Window Group consists of (a) directors and executive officers of the Company and their executive assistants, (b) officers and other employees of the Company with the title Vice President or higher and their executive assistants, and (c) such other persons as may be designated from time to time and informed of such status by the Company’s Office of the General Counsel. The Window Group also applies to such individual’s household members. The Window Group is subject to the following restrictions on trading in Company securities:
•any transactions involving Company securities, including bona fide gifts of Company securities by members of the Window group, (collectively, “trades”) are only permitted from the start of the first business day following an earnings release with respect to the preceding fiscal period until two weeks after the end of the second fiscal month of the then-current fiscal quarter (the “Window”), subject to the additional restrictions below;
•all trades are subject to prior review;
•clearance for all trades should be obtained from the Company’s Office of the General Counsel
(clearance will be given for no longer than three business days in advance of any trade);
•no trading outside the Window except for reasons of exceptional personal hardship and subject to prior review by the Office of the General Counsel or a legal department delegate; and
•individuals in the Window Group are also subject to the general restrictions on all employees.
Note that at times the Office of the General Counsel may determine that no trades may occur even during the Window when clearance is requested. In some cases, a reason may not be provided, and the closing of the Window itself may constitute material inside information that should not be communicated.
The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with 10b5-1 Plans. However, Window Group members may not enter into, amend, or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the Office of the General Counsel, which, in most cases, will only be given during a Window period. Additionally, Window Group members are permitted to enter into a 10b5-1 Plan only if such plan is entered into in good faith and in compliance with the provisions of Rule 10b5-1.

Applicability of U.S. Securities Laws to International Transactions

All employees of the Company’s subsidiaries are subject to the restrictions on trading in the Company securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

Event-Specific Trading Restriction Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the Office of the General Counsel may not trade Company securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Office of the General Counsel, designated persons should refrain from trading in Company securities even sooner than the typical end of the Window. In that situation, the Office of the General Counsel may notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or reduction of a Window will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Office of the General Counsel has not designated an individual as a person who should not trade due to an event-specific restriction, in no event should anyone trade while aware of material nonpublic information.

OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

Public Resales - Rule 144

The Securities Act of 1933 (“1933 Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the 1933 Act is the exemption typically relied upon (a) for public resales by any person of “restricted securities” (i.e., securities acquired in a private offering or sale, excluding certain private issuances outside the United States) and (b) for public resales by directors, officers, and other controlling persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

Rule 144 contains a number of conditions, although the applicability of some of these conditions will depend on the circumstances of the sale:
1.Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not (and has not been for at least three months) an affiliate of the company issuing the securities and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.
2.Holding Period. Restricted securities must be held and fully paid for by the seller for a period of at

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

least six months prior to the sale. The holding period requirement, however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the 1933 Act. If the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.
Rule 144 also imposes the following additional conditions on sales by persons who are affiliates or who have been affiliates during the previous three months:
1.Volume Limitations. The amount of equity securities which can be sold during any three- month period cannot exceed the greater of (a) one percent of the outstanding shares of the class or (b) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed ten percent of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate within a three-month period.
2.Manner of Sale. Equity securities must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

3.Notice of Sale. The seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See the Filing Requirements section below.
Bona fide gifts are not deemed to involve sales of stock for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to two years following the gift, depending on the circumstances.

Private Resales
Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities is sophisticated and understands he or she is acquiring restricted securities that must be held for at least one year before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation requirements and other issues and must be reviewed in advance by the Company’s Office of the General Counsel.

Restrictions on Purchases of Company Securities
In order to prevent market manipulation, the SEC has adopted Regulation M under the 1934 Act. Regulation M generally prohibits the Company or any of its affiliates from buying Company stock during certain periods while a distribution is taking place. These rules set forth guidelines for purchases of Company stock by the

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

Company or its affiliates while a stock buyback program is occurring. Affiliates should consult with the Company’s Office of the General Counsel if they desire to make purchases of Company stock during any period that the Company is making a distribution or buying stock from the public.

Disgorgement of Profits on Short-Swing Transactions Under Section 16(b)
Section 16 of the 1934 Act applies to directors and certain executive officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “Section 16 Insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires Section 16 Insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see the Filing Requirements section below). Section 16(b) requires Section 16 Insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits Section 16 Insiders from engaging in short sales (see the Prohibition of Short Sales section, below).

Under Section 16(b), any profit realized by a Section 16 Insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b) or enter into an enforceable agreement to provide indemnification for amounts recovered under the section. Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Section 16 Insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the Section 16 Insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for a Section 16 Insider to sustain a net loss on a series of transactions while having recoverable profits.
The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by a Section 16 Insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the Section 16 Insider.
The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for Section 16 Insiders and the Company, Section 16 Insiders are strongly urged to consult with the Company’s Office of the General Counsel prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).

Prohibition of Short Sales

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

Under Section 16(c), Section 16 Insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors, officers, and employees from selling the Company’s stock short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its shareholders.

Filing Requirements
1.Forms 3, 4, and 5. Under Section 16(a) of the 1934 Act, Section 16 Insiders must file with the SEC and any stock exchange on which the Company’s equity securities are listed (i.e., The New York Stock Exchange) public reports disclosing their holdings of and transactions involving the Company’s equity securities. Copies of these reports must also be submitted to the Company. An initial report on Form 3 must be filed by every Section 16 Insider within 10 days after election or appointment disclosing their holdings of and transactions involving the Company’s equity securities. Copies of these reports must also be submitted to the Company. An initial report on Form 3 must be filed by every Section 16 Insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date such person became a Section 16 Insider. Even if no securities were owned on that date, the Section 16 Insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the Section 16 Insider, including dispositions via bona fide gifts, must be reported on Form 4 and filed within two business days after the transaction date. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that a Section 16 Insider’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.

All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts and stock dividends ordinarily are reportable. Moreover, an officer or director who has ceased to be an officer or director must report any transactions after termination which occurred within six months of a transaction that occurred while the person was a Section 16 Insider.
The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the Section 16 Insider or indirectly through others. A Section 16 Insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. A Section 16 Insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and by family members generally are subject to reporting. Absent countervailing facts, a Section 16 Insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same home. But a Section 16 Insider is free to disclaim beneficial ownership of these or any other securities being reported if the Section 16 Insider believes there is a reasonable basis for doing so.
It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines,

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

and the SEC can take enforcement action against Section 16 Insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of Section 16 Insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, the Company strongly urges all Section 16 Insiders to notify the Company’s Office of the General Counsel prior to any transactions or changes in their or their family members’ beneficial ownership involving Company stock and to avail themselves of the assistance available from the General Counsel’s office in satisfying the reporting requirements.

2.Schedule 13D and 13G. Section 13(d) of the 1934 Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the 1934 Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit. A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.
A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the 1934 Act, a person filing a Schedule 13D may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

3.Form 144. As described above under the discussion of Rule 144, an affiliate relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold in any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

GENERAL
The Company reserves the right to amend or terminate this policy as the Company deems necessary or warranted, in accordance with applicable laws.

ROLES AND RESPONSIBILITIES
Any questions related to the interpretation of this policy and/or a subject matter included in this policy shall be directed to the Office of the General Counsel.

EXHIBIT 19

GLOBAL CORPORATE POLICY	Doc #: GLBL-POL-00060
Rev #: 3
Effective Date: 19/Jan/2024
Policy Sponsor: Corporate Legal Title: Insider Trading Policy

EXCEPTIONS

Requests for waivers, exemptions, or exceptions to this policy must be submitted in writing to the Office of the General Counsel.

ENFORCEMENT
Legal will investigate any suspected violations of this policy. Any employee found to have violated this policy may be subject to disciplinary action, up to and including termination of employment. Any suspected criminal activity will also be referred to the appropriate law enforcement authorities.

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